Exhibit 99.1

PRESS RELEASE

Contact:   Alfred J. Novak, NOVT Corporation

President and Chief Executive Officer

(770) 717-6096

NOVT CORPORATION RECEIVES NOTICE RELATING TO

NONCOMPLIANCE WITH NASDAQ STOCK

MARKET LISTING REQUIREMENTS

NOVT CORPORATION COMMON STOCK TO BE DELISTED APRIL 3, 2006

NORCROSS, GA.—(BUSINESS WIRE)—March 24, 2006 – NOVT Corporation (formerly Novoste Corporation) (NASDAQ: NOVT) (the “Company”) announced today that on March 23, 2006, it received a notice from the Nasdaq Stock Market indicating that the Company is not in compliance with the Nasdaq Stock Market’s requirements for continued listing because, as a result of the previously announced sale on March 9, 2006 of the Company’s vascular brachytherapy business to Best Vascular, Inc., the Company no longer has an operating business. While the notice does not by itself result in immediate delisting of the Company’s common stock, the Nasdaq Stock Market has determined pursuant to Marketplace Rule 4300 providing Nasdaq with broad discretionary authority over continued inclusion of securities in Nasdaq that the Company’s common stock will be delisted at the open of business on April 3, 2006.

The Nasdaq rules permit the Company to appeal the delisting determination by the Nasdaq staff to a Nasdaq Listings Qualifications Panel pursuant to the procedures set forth in the Nasdaq Marketplace rules which require the payment of certain fees to Nasdaq and the submission of a hearing request by the Company on or before March 30, 2006. However, the Company has determined that it does not satisfy the Nasdaq Stock Market’s requirements for continued listing, and therefore, there is no point in expending Company time and financial resources to appeal the delisting determination.

As a result of the notice the Company received from the Nasdaq Stock Market described above, the Company expects that its common stock will be delisted from the Nasdaq Stock Market at the open of business on April 3, 2006. Upon delisting, the Company’s common stock will not be immediately eligible to trade on the OTC Bulletin Board or in the “pink sheets” and there can be no assurance that the Company’s common stock will trade on the OTC Bulletin Board or in the “pink sheets.”

About NOVT Corporation

NOVT Corporation’s common stock is currently traded on the Nasdaq National Stock Market under the symbol NOVT. For general company information, please call (770) 717-0904 or visit NOVT’s new website at www.NOVTCorporation.com.

***